CERTIFICATE OF INCORPORATION
OF
SUNCOAST NATURALS, INC.

I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Suncoast Naturals, Inc.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent at such address is Registered Agents, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is twenty-six million (26,000,000). Twenty-five million (25,000,000) shares are to be with par value of 0.001 and are to be of common class. One million (1,000,000) shares are to be with par value 0.01 and are to be of preferred class.

FIFTH: The incorporator of the corporation is Nicole Saunders, whose mailing address is Suite 606, 1220 N. Market St., Wilmington, DE 19801.

SIXTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

William J. Reilly
5447 NW 42nd Avenue
Boca Raton, FL 33496

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this twenty-first day of November, 2002.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/21/2002
020719660 - 3593988

Nicole Saunders
INCORPORATOR